Exhibit 4.6
TWENTY-FIRST SUPPLEMENTAL INDENTURE
dated as of March__, 2014
among
KENNEDY-WILSON, INC.,
COUNTRY RIDGE IX, LLC
KW EU INVESTORS VIII, LLC,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee
_________________________
8.750% Senior Notes due 2019

THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of March__, 2014, among Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party hereto (the “New Guarantors”) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and Wilmington Trust FSB entered into the Indenture, dated as of April 5, 2011 (the “Base Indenture,” and the Base Indenture, as supplemented or amended before the date hereof, the “Indenture”), relating to the Company’s 8.750% Senior Notes due 2019 (the “Notes”);
WHEREAS, the Trustee succeeded Wilmington Trust FSB, as trustee under the Indenture as of July 1, 2011, pursuant to the provisions of Section 7.09 of the Base Indenture;
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created domestic Restricted Subsidiaries, other than Non-Material Subsidiaries and other than any Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary, to provide Guaranties.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants hereof and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.    Each New Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3.    This Supplemental Indenture and the Guarantee of the New Guarantors, including any claim or controversy arising out of or relating to this Supplemental Indenture or such Guarantee, shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law).
Section 4.    This Supplemental Indenture may be signed in various counterparts that together will constitute one and the same instrument.

Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
KENNEDY-WILSON, INC., as Company

By:	Name: Kent Mouton Title: General Counsel

COUNTRY RIDGE IX, LLC

By:	Name: Kent Mouton Title: Vice President

KW EU INVESTORS VIII, LLC

By:	Name: Kent Mouton Title: Vice President

[Twenty-First Supplemental Indenture Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	Name: Jane Schweiger Title: Vice President

[Twenty-First Supplemental Indenture Signature Page]